Corporate Capital Trust II 8-K

Exhibit 99.1

News Release

For information contact: Sherry Magee Senior Vice President Communications CNL Financial Group 407-650-1223

CORPORATE CAPITAL TRUST II Commences operations

-- Company breaks escrow and begins accepting shareholders --

(ORLANDO, Fla.) March 1, 2016 — Corporate Capital Trust II, a new non-traded business development company (BDC), announced it has successfully met its minimum offering requirement and commenced investment operations. Corporate Capital Trust II broke escrow with $5 million, which was contributed by the company’s advisors, CNL and KKR.

The company is offering up to 275 million shares of its common stock on a continuous basis, at an initial offering price of $9.45 per share. Corporate Capital Trust II intends to invest primarily in the debt of privately owned U.S. companies, with a focus on originated transactions sourced through the networks of its advisors.

“We are pleased to announce the launch of Corporate Capital Trust II,” said Tom Sittema, CEO of Corporate Capital Trust II. “Similar to what was created with Corporate Capital Trust, we have worked diligently to develop a company that we believe will resonate with prospective shareholders.”

Erik Falk, board member of Corporate Capital Trust II and global head of private credit at KKR adds, “We are excited to begin investment operations in this new company. Amid the current market volatility, we believe we will continue to see a broad set of investment opportunities in private U.S. companies and look forward to building a solid portfolio in which shareholders can invest.”

About Corporate Capital Trust II

Corporate Capital Trust II is a non-traded business development company that provides individuals a unique opportunity to invest in privately owned U.S. companies. The company is externally managed by CNL and KKR and its investment objective is to provide shareholders with current income and, to a lesser extent, long-term capital appreciation. The company intends to meet its investment objective by investing primarily in the debt of privately owned U.S. companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit CorporateCapitalTrustII.com.

About CNL Financial Group

CNL Financial Group is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL Financial Group and/or its affiliates have formed or acquired companies with more than $33 billion in assets. CNL Financial Group is headquartered in Orlando, Florida. For more information, visit CNL.com.

— page 1 of 2 —

About KKR

KKR is a leading global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation at the asset level. KKR invests its own capital alongside its partners' capital and brings opportunities to others through its capital markets business. References to KKR's investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR's website at KKR.com and on Twitter @KKR_Co.

A registration statement relating to the common stock of Corporate Capital Trust II, Inc. is filed with the Securities and Exchange Commission. The offering of common stock for Corporate Capital Trust II is being made solely by means of a written prospectus, which is available at SEC.gov or may be obtained by calling (866) 650-0650, that contains additional information about Corporate Capital Trust II and should be read carefully by an investor before investing.  Investors are advised to consider the investment objective, risks, charges and expenses of Corporate Capital Trust II carefully before investing. This press release is not an offer to sell and is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted. Neither the SEC, the Attorney General of the State of New York nor any other regulatory agency has passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The information in this press release may include "forward-looking statements." These statements are based on the beliefs and assumptions of Corporate Capital Trust II’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words "believes," "expects," "intends," "plans," "estimates" or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from Corporate Capital Trust II’s expectations include those disclosed in the current prospectus for the public offering of Corporate Capital Trust II’s common stock.

Corporate Capital Trust II is advised by CNL Fund Advisors II, LLC (CNL) and KKR Credit Advisors (US) LLC (KKR), affiliates of CNL Financial Group and KKR & Co. L.P., respectively.

###